Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246
December 19, 2006
Cal Dive International, Inc.
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060

Re:	Registration Statement on Form S-8
Ladies and Gentleman:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Cal Dive International, Inc., a Delaware corporation (the “Company”), relating to 8,500,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), issuable pursuant to the Cal Dive International, Inc. 2006 Long Term Incentive Plan and the Cal Dive International, Inc. Employee Stock Purchase Plan (the “Plans”).
     As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 8,500,000 shares of Common Stock issuable pursuant to the Plans have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plans, such shares will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.

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